Exhibit 10.5
Execution Version
MEMBERSHIP PLEDGE AGREEMENT
     THIS MEMBERSHIP PLEDGE AGREEMENT (the “Agreement”) is made as of April 8, 2008, by and between Origen Securitization Company, LLC, a Delaware limited liability company (“Pledgor”), and William M. Davidson Trust u/a/d 12/13/04 (“Pledgee”).
RECITALS:
     A. Pursuant to that certain Senior Secured Loan Agreement, of even date herewith between Origen Financial L.L.C. (“Borrower”) and Pledgee, Pledgee has loaned $46,000,000 to Borrower, and pursuant to that certain Amended and Restated Senior Secured Loan Agreement of even date herewith between Borrower and Pledgee, Pledgee has loaned the aggregate amount of $15,000,000 to Borrower (collectively, the “Loan Agreements”).
     B. Pledgor has executed a Guaranty of even date herewith (the “Guaranty”) in favor of Pledgee guaranteeing the obligations of Pledgor as described therein relating to the Obligations (as defined in the Loan Agreements).
     B. Pledgor owns a 100% membership interest (the “Membership Interest”) in Origen CMO Residual Holding Company, LLC, a Delaware limited liability company (the “Company”).
     C. To induce Pledgee to provide financial accommodations to Borrower and to secure the repayment of the Obligations, Pledgor hereby grants to Pledgee a security interest in the Membership Interest and any sums due Pledgor from the Company, upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. Pledge. As security for the full payment and performance of the Obligations, Pledgor delivers, pledges and grants to Pledgee a continuing first priority security interest in the following (the “Membership Interest Collateral”):
     (a) the Membership Interest;
     (b) any notes payable or other indebtedness owing from the Company to Pledgor, whether evidenced by a promissory note, a book entry or otherwise; and
     (c) the proceeds of each of the foregoing, including without limitation, any and all dividends, cash, instruments and other property or income from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any of the above (the “Proceeds”).

     2. Membership Interest Powers. Concurrently with execution of this Agreement, Pledgee shall deliver to Pledgor certificate(s) representing the Membership Interest Collateral, along with an undated membership interest power covering such certificate(s), in form and substance reasonably acceptable to Pledgee, duly executed in blank by Pledgor.
     3. Pledgee’s Duties. To the extent permitted under the Uniform Commercial Code as in effect in the State of Michigan from time to time (the “Code”) and the provisions of this Agreement, Pledgee shall have no duty with respect to the Membership Interest Collateral. Without limiting the generality of the foregoing, Pledgee shall be under no obligation to take any steps necessary to preserve rights in the Membership Interest Collateral against any other parties or to exercise any rights represented thereby; provided, however, that Pledgee may, at his option, do so, and any and all expenses incurred in connection therewith shall be for Pledgor’s sole account.
     4. Distributions. So long as no Event of Default (as defined in the Loan Agreements) has occurred and is continuing, Pledgor shall be entitled to receive for its own use all dividends and distributions with respect to the Membership Interest Collateral. If an Event of Default has occurred and is continuing, Pledgor shall not be entitled to receive or retain any dividends or distributions paid in respect of the Membership Interest Collateral, and any and all such dividends or distributions shall be forthwith delivered to the Pledgee to hold as collateral and shall, if received by Pledgor, be received in trust for delivery to the Pledgee, and be segregated from the other property or accounts of Pledgor until delivered to the Pledgee.
     5. Representations, Warranties and Covenants. Pledgor represents, warrants and covenants that:
     (a) The Membership Interest has been duly and validly issued. Pledgor is the record and beneficial owner of, and has good and marketable title to, the Membership Interest;
     (b) There are no restrictions upon the transfer of any of the Membership Interest Collateral other than as set forth in the Operating Agreement of the Company dated March 25, 2004 (the “Operating Agreement”). Pledgor has the right to pledge and grant a security interest in or otherwise transfer such Membership Interest Collateral free of any encumbrances or rights of third parties;
     (c) The Membership Interest Collateral is and shall remain free from all liens, claims, encumbrances and purchase money or other security interests, other than the transfer restrictions set forth in the Operating Agreement. Pledgor shall not sell, transfer or otherwise dispose of any or all of the Membership Interest Collateral without Pledgee’s prior written consent. Pledgor will defend the right, title and interest of Pledgee in and to the Membership Interest Collateral against the claims and demands of all persons whomsoever;

     (d) There are no options for the purchase of the Membership Interest and all rights represented thereby and Pledgor shall not grant any such options so long as this Agreement remains outstanding;
     (e) There are no existing agreements with respect to the Membership Interest Collateral between Pledgor and any other person or entity;
     (f) Upon either (i) the delivery to Pledgee of the membership interest certificate(s) evidencing the Membership Interest and the membership interest power or (ii) the filing of a financing statement listing Pledgor as debtor and Pledgee as secured party and describing the Membership Interest Collateral, the security interest created by this Agreement will constitute a valid, perfected first priority security interest in the Membership Interest Collateral granted by Pledgor, enforceable in accordance with its terms against all creditors of Pledgor and any persons purporting to purchase any Membership Interest Collateral from Pledgor, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law);
     (g) If Pledgor shall, as a result of its ownership of any Membership Interest, become entitled to receive or shall receive any membership interest certificate (including, without limitation, any certificate representing a membership interest dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Membership Interest, or otherwise in respect thereof, Pledgor shall accept the same as the agent of Pledgee, hold the same in trust for Pledgee and deliver the same forthwith to Pledgee in the exact form received, duly endorsed by Pledgor to Pledgee, if required, together with an undated membership interest power covering such certificate duly executed in blank by Pledgor, to be held by Pledgee, subject to the terms hereof, as additional collateral security for the Obligations. Any property distributed to Pledgor upon or in respect of the Membership Interest upon the liquidation, dissolution, recapitalization or reorganization of the Company, shall be delivered to Pledgor as additional collateral security for the Obligations. If any property distributed in respect of the Membership Interest shall be received by Pledgor while an Event of Default has occurred and is continuing, Pledgor shall, until such property is delivered to Pledgee, hold the property in trust for Pledgee, segregated from other property of Pledgor, as additional collateral security for the Obligations;
     (h) Without the prior written consent of Pledgee, Pledgor shall not vote to enable, or take any other action to permit the Company to issue any membership interest or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any membership interest or other equity securities of any nature of the Company;

     (i) Upon the written request of Pledgee, and at its sole expense, Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as Pledgee may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Membership Interest Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Pledgee, duly endorsed in a manner satisfactory to Pledgee, to be held as Membership Interest Collateral pursuant to this Agreement; and
     (j) Pledgor shall pay, and save Pledgee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Membership Interest Collateral granted by Pledgor or in connection with any of the transactions contemplated by this Agreement.
     6. Voting Rights. Unless an Event of Default shall have occurred and be continuing, Pledgor shall be permitted to exercise all voting and related rights with respect to the Membership Interest; provided, however, that no vote shall be cast or related right exercised or other action taken which would impair the Membership Interest Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement.
7. Remedies.
          (a) If an Event of Default has occurred and is continuing, Pledgee shall have, in addition to any other rights given by law and the rights against Pledgor hereunder, and in any other documents executed by Pledgor and Pledgee, all of the rights and remedies with respect to the Membership Interest Collateral of a secured party under the Code, including, but not limited to, the right to collect, receive, appropriate and realize upon the Membership Interest Collateral.
          (b) With respect to the Membership Interest Collateral, Pledgee may sell or cause the same to be sold at any public or private sale, in one or more sales or lots, at such price as Pledgee may deem best, and for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Membership Interest Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever and free of any right or equity of redemption in Pledgor, which right or equity is hereby waived or released. The proceeds of sale will be applied to the expenses of retaking, holding, preparing for disposition, processing and disposing of the Membership Interest Collateral and, to the extent not prohibited by law, reasonable attorney’s fees and legal expenses incurred by Pledgee. All remaining proceeds will be applied to the Obligations. Any surplus remaining, subject to any rights of the holder of a subordinate security interest or lien, will be paid to Pledgor. To the extent permitted by applicable law, Pledgor waives all claims, damages and demands it may acquire against Pledgor arising out of the exercise by it of any rights hereunder, except such claims and damages arising out of the gross negligence or willful misconduct of Pledgee. Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Membership Interest Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by Pledgor to collect such deficiency. Pledgor agrees that any transfer or sale of the Membership Interest Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies or other financial institutions disposing of property similar to the Membership Interest Collateral shall be deemed to be commercially reasonable. Any requirement of reasonable notice shall be met if such notice is mailed to Pledgor at the address set forth in this Agreement at least five business days before the time of the sale or disposition. Pledgor, to the extent permitted by law, waives any other requirement of notice, demand or advertisement for sale. Pledgee may, in its own name, or in the name of a designee or nominee, buy the Membership Interest Collateral at any public sale of the Membership Interest Collateral. Pledgee shall have the right to execute any document or form, in its name or in Pledgor’s name, which may be necessary or desirable in connection with such sale of Membership Interest Collateral.
     In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Membership Interest Collateral may be effected after an Event of Default, Pledgor agrees that upon the occurrence and continuation of an Event of Default, Pledgee may from time to time attempt to sell all or any part of the Membership Interest Collateral by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are “accredited investors” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and are purchasing for investment only and not for distribution. In so doing, Pledgee may solicit offers to buy the Membership Interest Collateral, or any part of it, for cash from a limited number of investors deemed by Pledgee, in its sole discretion, to be responsible parties who might be interested in purchasing the Membership Interest Collateral.
     Notwithstanding the above, should Pledgee determine that, prior to any public offering of any securities contained in the Membership Interest Collateral, such securities should be registered under the Securities Act and/or registered or qualified under any other federal or state law, and that such registration and/or qualification is not practical, then Pledgor agrees that Pledgee’s compliance with any applicable state or federal laws in connection with the private sale of the Membership Interest Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Membership Interest Collateral.
          (c) If an Event of Default shall occur and be continuing, Pledgee shall have the right to have any or all of the Membership Interest registered in its name or the name of its nominee, and Pledgee or its nominee may thereafter exercise all voting, related and other rights pertaining to such Membership Interest at any meeting of members of the Company or otherwise and  any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Membership Interest as if it were the absolute owner thereof (including, without limitation, the right to exchange at Pledgee’s discretion any and all of the Membership Interest upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the limited liability company structure of the Company, or upon the exercise by Pledgor or Pledgee of any right, privilege or option pertaining to the Membership Interest, and in connection therewith, the right to deposit and deliver any and all of the Membership Interest with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Pledgee may determine).
          (d) Pledgee shall not be liable for any failure to demand, collect or realize upon all or any part of the Membership Interest Collateral or for any delay in doing so, nor shall Pledgee be under any obligation to sell or otherwise dispose of any Membership Interest Collateral upon the request of Pledgor or any other person or to take any other action whatsoever with regard to the Membership Interest Collateral or any part thereof.
     8. Pledgee as Pledgor’s Attorney-in-Fact. Pledgor irrevocably appoints Pledgee as Pledgor’s attorney-in-fact, with full power of substitution, to (a) take any and all appropriate action and execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including, without limitation, any financing statements, endorsements, assignment or other instruments of transfer and (b) to arrange for the transfer of the Membership Interest Collateral and other collateral on the Company’s books to the name of Pledgee or to the name of its nominee, all such acts of such attorney being ratified and confirmed and such power being coupled with an interest and irrevocable until the Obligations are irrevocably paid or performed in full.
     9. Duty of the Pledgee. Pledgee’s sole duty with respect to the custody, safekeeping and physical preservation of the Membership Interest Collateral in its possession shall be to deal with it in the same manner as the Pledgee deals with similar securities and property for its own account. Neither Pledgee nor its agents shall be liable for failure to demand, collect or realize upon any of the Membership Interest Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Membership Interest Collateral upon the request of Pledgor or any other person or to take any other action whatsoever with regard to the Membership Interest Collateral or any part thereof.
     10. Further Assurances. Pledgor agrees that Pledgor will cooperate with Pledgee and will execute and deliver, or cause to be executed and delivered, all such other Membership Interest powers, proxies, instruments and documents and will take all such other action as Pledgee may reasonably request from time to time to carry out the provisions and purposes hereof.
     11. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid and, if mailed, shall be deemed to be received for purposes of this Agreement five (5) business days after mailing by the sender. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8, notices, demands, instructions and other communications in writing shall be given to or made upon the parties at the following addresses:

If to Pledgor:	Origen Securitization Company, LLC
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
Attention: Ronald A. Klein

Fax No.: (248) 746-7094
Phone No.: (248) 746-7000

With a copy to:	Jaffe, Raitt, Heuer & Weiss, PC
27777 Franklin Road
Suite 2500
Southfield, Michigan 48034
Attention: Peter Sugar

Fax. No.: (248) 351-3082
Phone No.: (248) 351-3000

If to Lender:	William M. Davidson Trust u/a/d 12/13/04
2300 Harmon Road
Auburn Hills, Michigan 48326
Attention: Jonathan S. Aaron

Fax No.: (248) 340-2308
Phone No.: (248) 340-2396

With a copy to:	Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention: Norman H. Beitner

Fax No: (313) 465-7321
Phone Number: (313) 465-7320
     12. Choice of Law. The law of the State of Michigan shall govern the perfection, the effect of perfection or non-perfection, and the priority of a security interest in the Membership Interest Collateral. The validity of this Agreement, its construction, interpretation and enforcement and the rights of the parties shall be determined under, governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.
     13. Miscellaneous Provisions.
     (a) The terms and provisions of this Agreement shall be binding upon, inure to the benefit or and be enforceable by the parties and their heirs and assigns.
     (b) This Agreement, together with any other writing referred to in this Agreement or delivered pursuant to this Agreement, contains the entire understanding of the parties. There are no other representations, promises, warranties, covenants or undertakings except as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings among the parties with respect to the subject matter of this Agreement.
     (c) This Agreement may be amended only by a written instrument duly executed by the parties or their assigns.
     (d) The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.
     (e) This Agreement may be executed in two counterparts, each of which shall constitute an original and both of which taken together shall constitute one and the same instrument.
     (f) Pledgor irrevocably authorizes Pledgor at any time and from time to time to file any financing statements and amendments thereto describing the Membership Interest Collateral in order for Pledgee to perfect its security interest therein.
     (g) No provision of this Agreement may be waived, amended or modified except pursuant to an agreement in writing entered into by Pledgor and Pledgee.
     (h) This Agreement shall be binding upon and inure to the benefit of Pledgor and Pledgee, and their respective successors and assigns, provided, however, that Pledgor may not, without the prior written consent of Pledgee, assign any rights, powers, duties or obligations under this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

PLEDGOR:

ORIGEN SECURITIZATION COMPANY, LLC, a Delaware limited liability company

By:	/s/ Ronald A. Klein
Name:	Ronald Klein
Title:	Chief Executive Officer

PLEDGEE:

WILLIAM M. DAVIDSON TRUST U/A/D 12/13/04

By:	/s/ William M. Davidson
Name:	William M. Davidson
Title:	Title
[Signature page to Pledge Agreement]